Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-57280) pertaining to the 1991 Director Stock Plan, Director Option Plan and Advisor Board Stock Program of Power Spectra, Inc., and in the Registration Statement (Form S-8 No. 33-30855) pertaining to the Power Spectra, Inc., 1986 Incentive Stock Option Plan of our report dated February 17, 1995 (except Note 3, as to which the date is April 7, 1995) with respect to the financial statements of Power Spectra, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                            ERNST & YOUNG LLP


San Jose, California
April 14 1997